Exhibit 5.1

To the Board of Directors of

Procaps Group, S.A.
9 rue de Bitbourg
L-1273 Luxembourg
Grand Duchy of Luxembourg

Luxembourg, 17 August 2021

RC/CHA/CAK - 033328-70000.33797902

Procaps Group, S.A.– Legal Opinion - Form F-4 Registration Statement

Dear Madam, dear Sir,

1.	We are lawyers admitted to practice under the laws of Luxembourg. We are acting as Luxembourg counsel for the Company in connection with the Registration Statement relating to the Business Combination provided in the Business Combination Agreement and the related Merger and Exchange.

Capitalised terms used in this Opinion shall, unless defined in appendix A, have the meaning as ascribed to them in the Registration Statement.

In arriving at the opinions expressed in this Opinion, we have examined and relied exclusively on the Documents (excluding its annexes or schedules or exhibits) entered into by or affecting the Company.

A reference to a convention, law, rule or regulation in this Opinion is to be construed as a reference to such convention, law, rule or regulation as amended or re-enacted.

2.	This Opinion is limited to Luxembourg Law. We express no opinion with respect to any laws, rules or regulations other than Luxembourg Law (specifically we have made no independent investigation of the laws of the State of New York or Cayman Islands law). We express no opinion (a) on public international law or on the rules promulgated under any treaty or by any treaty organisation or on any accounting, regulatory, criminal, data protection or tax laws, rules or regulations of any jurisdiction (including Luxembourg); or (b) with respect to the effect of any laws, rules or regulations other than Luxembourg Law even in cases where, under Luxembourg Law, a foreign law, rule or regulation should be applied, and we therefore assume that no provisions of any foreign laws, rules or regulations affect, qualify or have any bearing on this Opinion.

3.	We express no opinion on the rationale of the transactions contemplated by, referred to in, provided for or effected by the Business Combination Documents. We express no opinion as to any warranties and representations given or made by the Company (expressly or implied), save and insofar as the matters warranted are the subject matter of specific opinion in this letter. We express no opinion on the validity or enforceability against all relevant parties of the Business Combination Documents or the Registration Statement in accordance with their respective terms under all relevant laws, save and insofar as such validity or enforceability are the subject matter of specific opinions in this Opinion. We have not investigated or verified the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any of the Documents, or verified that no material facts or provisions have been omitted from any of the Documents, except if any such matter is the subject of a specific opinion in this Opinion. We do not have detailed knowledge of the transactions contemplated by, referred to in, provided for or effected by the Documents or of any documents other than the Documents, even if referred to in the Documents. We express no opinion as to any matter of fact or the accuracy of any financial calculation or determination.

ASSUMPTIONS

4.	For the purpose of this Opinion we have assumed:

4.1.	the genuineness of all signatures, seals and stamps on all of the Documents; the completeness and conformity to originals of the Documents submitted to us as certified, photostatic, faxed, scanned or e-mailed copies; the conformity to the signed originals of the Business Combination Documents examined by us in draft or execution form only;

4.2.	that, in respect of the Business Combination Documents and each of the transactions contemplated by, referred to in, provided for or effected by the Business Combination Documents (a) each of the parties to the Business Combination Documents entered into the Business Combination Documents in good faith and for the purpose of carrying out its business, on arm’s length commercial terms, without any intention to defraud or deprive of any legal benefit any other persons (such as third parties and, in particular, creditors) or to circumvent any applicable mandatory laws, rules or regulations of any jurisdiction; (b) the entry into the Business Combination Documents (to which the Company is a party) and the performance of any rights and obligations under the Business Combination Documents (to which the Company is a party) are in the best corporate interests (intérêt social) of the Company and the Company derives an economic and commercial benefit from the entering into and performance of the Business Combination Documents (to which it is a party); and (c) the legality, validity and binding effect of them and their enforceability against each of the parties to the Business Combination Documents are not affected by any matter or fact such as fraud, coercion, duress, undue influence or mistake;

4.3.	that the Company does not meet the criteria for the commencement of any insolvency proceedings such as bankruptcy (faillite), insolvency, winding-up, liquidation, moratorium, controlled management (gestion contrôlée), suspension of payment (sursis de paiement), voluntary arrangement with creditors (concordat préventif de la faillite), fraudulent conveyance, general settlement with creditors, reorganisation or similar orders or proceedings affecting the rights of creditors generally;

4.4.	that (a) the Articles of Association, the Excerpt and the Non-Registration Certificate (and the information contained therein) are true, complete, up-to-date and that the information published with respect to the Company in the Excerpt and the Non-Registration Certificate was complete, up-to-date and accurate at the time of our search made on 17 August 2021 on the RESA and has not been modified since such search; (b) no other corporate document exists which would affect, qualify or have any bearing on this Opinion; and (c) each statement contained in the Articles of Association, the Excerpt and the Non-Registration Certificate is true and correct;

4.5.	that (a) each resolution of the sole director of the Company was properly adopted as reflected in the Resolutions 1; (b) each resolution of the Board of Directors will be properly adopted as reflected in the Resolutions 2; (c) that the Delegate Decisions will be properly adopted as reflected in the Delegate Decisions; (d) each director of the Company has properly performed and will properly perform his duties (as applicable); (e) the delegate of the Board of Directors will properly perform his or her duties; (f) the Resolutions 1 are and the Resolutions 2 and the Delegate Decisions will be true records of the proceedings described therein; (g) the resolutions set out in the Resolutions 1 were validly passed and remain in full force and effect without modification; (h) the resolutions set out in the Resolutions 2 will be validly passed; (i) the confirmations set out in the Delegate Decisions will conform in all material respects to the form of the Delegate Decisions; and (j) all provisions relating to the declaration of conflicting interests or the power of the interested directors of the Company to vote have been fully observed or will be fully observed (as applicable);

4.6.	the legal capacity and legal right under all relevant laws and regulations of all individuals signing the Business Combination Documents or who give information on which we rely;

4.7.	that each person expressed to be a party to the Business Combination Documents (other than the Company, regarding the Business Combination Documents to which the Company is a party) is duly incorporated and organised, validly existing under the laws of its jurisdiction of incorporation and/or the jurisdiction of its principal place of business and/or its central administration, and is fully qualified, licenced and empowered to own its assets and carry on its business in each jurisdiction in which it owns assets and carries on business;

4.8.	that the Business Combination Documents are within the capacity and powers of, and has been, validly authorised, executed and delivered by or on behalf of all relevant parties (other than the Company, regarding the Business Combination Documents to which the Company is a party) and constitutes the legal, valid, binding and enforceable obligations of all relevant parties in accordance with its terms under all applicable laws;

4.9.	that, as applicable, each individual purporting to have signed the Documents has in fact signed the Documents and had legal capacity when such individual signed and, as applicable, each individual intended to sign the Documents will in fact sign the Documents and will have legal capacity when such individual signs such Documents;

4.10.	that the head office (administration centrale) and the place of effective management (siège de direction effective) of the Company is located at its registered office (siège statutaire) in Luxembourg; that for the purposes of the Insolvency Regulation, the centre of main interests (centre des intérêts principaux) of the Company is located at its registered office (siège statutaire) in Luxembourg;

4.11.	that none of the Luxembourg non-resident parties to the Documents has a permanent establishment or a permanent representative in Luxembourg;

4.12.	that the Company has complied with all legal requirements of the Domiciliation Law or, if the Company rents office space, that the premises rented by the Company meet the factual criteria set out in the circulars issued by the CSSF in connection with the Domiciliation Law;

4.13.	that all approvals, authorisations, clearances, consents, filings or licenses, orders or registrations which may be required in connection with the Business Combination Documents from any governmental, public, regulatory or other agencies, authorities, bodies or other persons outside Luxembourg have been or will be obtained or fulfilled and are and will remain in full force and effect; that all requirements outside Luxembourg affecting the legality, validity, binding effect and enforceability of the Business Combination Documents have been duly obtained or fulfilled and are and will remain in full force and effect and that all conditions to which the Business Combination Documents are subject have been satisfied;

4.14.	that there are no provisions of the laws of any jurisdiction outside Luxembourg which would have a negative impact on the opinions we express in this Opinion;

4.15.	that all conditions to the Business Combination Documents and the transactions contemplated therein have been met or will be satisfied at the respective moments;

4.16.	that there are and have been no dealings between the parties which affect the Business Combination Documents;

4.17.	that none of the parties to the Business Combination Documents has acted or will act with a view to defraud third parties’ (including creditors’) rights;

4.18.	that the Business Combination Documents have the same meaning under the laws by which it is governed as it would have if it were interpreted under Luxembourg law by a Luxembourg court;

4.19.	the Subscription Agreements have been validly executed by the respective parties thereto;

4.20.	that the Subscription Forms will be validly executed by the respective parties thereto;

4.21.	the Company will use its authorised share capital solely for the purpose of issuing the Ordinary Shares (including upon exercise of the Warrants), the Redeemable B Shares and the Warrants and such authorised share capital will not be used for any other purpose;

4.22.	the Contribution in Kind, the Exchange and the Merger Plan will be effected in accordance with the terms and conditions of the Business Combination Agreement and will be valid, binding and enforceable in accordance with the Business Combination Agreement and the applicable laws and regulations of the State of New York and the Cayman Islands;

4.23.	that, prior to the Merger Effective Time and the Exchange Effective Time, a Luxembourg independent auditor, cabinet de révision agréé, réviseur d’entreprises, will issue reports in relation to the contributions in kind relating to the Contribution in Kind and the Exchange in accordance with Luxembourg Law and the Business Combination Agreement;

4.24.	that the share register of the Company will be updated on the Closing Date in order to reflect the issuance of Ordinary Shares and Redeemable B Shares, the Holdco Redeemable A Shares Redemption and the Holdco Redeemable B Shares Redemption;

4.25.	that the Notarial Deed will be passed in front of a notary in Luxembourg in order to inter alia reflect the increase of the share capital of the Company by the issue of the Ordinary Shares and Redeemable B Shares as a result of the Merger and in the context of the Exchange within one month of and pursuant to the Delegate Decisions;

4.26.	that the terms and conditions of the SPAC Warrants are legal, valid and binding under their respective applicable laws (unless governed by Luxembourg Law);

4.27.	that the relevant corporate bodies of the SPAC will approve the terms and conditions of the SPAC Warrant Amendment Agreement, the Business Combination Agreement and the Merger Plan in accordance with applicable laws;

4.28.	the Warrants will be delivered by the Company in accordance with the Business Combination Agreement, the Merger Plan, the terms and conditions of the SPAC Warrant Amendment Agreement and the Articles of Association; and

4.29.	the Warrants will be validly exercised.

OPINIONS

5.	This Opinion is given on the basis that it is governed by and construed in accordance with Luxembourg Law and is subject to the jurisdiction of the courts of Luxembourg only. On the basis of the assumptions set out above and subject to the qualifications set out below and to any factual matters, documents or events not disclosed to us, we are of the opinion that:

5.1.	the Company is a public limited liability company (société anonyme) incorporated before a Luxembourg notary for an unlimited duration and existing under Luxembourg law;

5.2.	according to, and based solely on, the Non-Registration Certificate, on 16 August 2021, none of the following judicial decisions had been recorded with the Luxembourg Trade and Companies’ Register with respect to the Company: (a) judgments or decisions pertaining to the commencement of bankruptcy proceedings (faillite); (b) judgments or court orders approving a voluntary arrangement with creditors (concordat préventif de la faillite); (c) court orders pertaining to a suspension of payments (sursis de paiement); (d) judicial decisions regarding controlled management (gestion contrôlée); (e) judicial decisions pronouncing its dissolution or deciding on its liquidation; (f) judicial decisions regarding the appointment of an interim administrator (administrateur provisoire); or (g) judicial decisions taken by foreign judicial authorities concerning bankruptcy, voluntary arrangements or any analogous proceedings in accordance with the Insolvency Regulation. We have not made any enquiries or searches (whether within this firm or otherwise) except as set forth above;

5.3.	the Ordinary Shares and the Redeemable B Shares have been or will be authorized for issuance and upon effectiveness of the Merger and the Exchange (as applicable) in accordance with the Resolutions, the Delegate Decisions and the Business Combination Agreement, will be validly issued and fully paid (libérées), and non-assessable (which means that no further sums are required to be paid to the Company by the holders thereof in connection with the issue of the Ordinary Shares or the Redeemable B Shares); and

5.4.	Upon effectiveness of the Merger and the SPAC Warrant Amendment Agreement, the Ordinary Shares subscribed and issued in accordance with the SPAC Warrant Agreement, the SPAC Warrant Amendment Agreement and the Registration Statement following exercise of the Warrants (if and when exercised in accordance with their terms under the SPAC Warrant Amendment Agreement), will be validly issued and fully paid (libérées), and the holder of such Ordinary Shares will not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors.

QUALIFICATIONS

6.	The opinions expressed in this Opinion are subject to the following qualifications:

6.1.	Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts in question may not be identical to the concepts described by the same English terms as they exist in the laws, rules and regulations of other jurisdictions. This Opinion may only be relied upon on the express condition that any issues of interpretation or liability arising hereunder be governed by Luxembourg Law only and be brought exclusively before a court in Luxembourg;

6.2.	a Non-Registration Certificate does not determine conclusively whether or not the judicial decisions referred to in it have occurred. In particular, it is not possible to determine whether any petition has been filed with a court or any similar action has been taken against or on behalf of the Company with respect to the commencement of bankruptcy proceedings (faillite), suspension of payments (sursis de paiement), controlled management (gestion contrôlée) or voluntary arrangements that a Company may have entered into with its creditors (concordat préventif de la faillite), judicial decisions regarding the appointment of an interim administrator (administrateur provisoire), or judicial decisions taken by foreign judicial authorities concerning insolvency, voluntary arrangements or any similar proceedings in accordance with the Insolvency Regulation. Each Non-Registration Certificate only mentions such proceedings if a judicial decision was rendered and if such judicial decision was recorded with the Luxembourg Trade and Companies Register before the date referred to in the Non-Registration Certificate;

6.3.	judicial decisions made in any jurisdiction in which the Insolvency Regulation is not applicable are not subject to mandatory registration with the Luxembourg Trade and Companies Register;

6.4.	deeds (actes) or extracts of deeds (extraits d’actes) and other indications relating to the Company and which, under Luxembourg Law, must be published on the RESA (and which mainly concern acts relating to the incorporation, the functioning, the appointment of managers or directors and the liquidation of the Company as well as amendments, if any, to the articles of association of the Company) will only be enforceable against third parties after they have been published on the RESA except where the Company proves that such third parties had previous knowledge of the deeds or extracts of deeds. Third parties may rely on deeds or extracts of deeds prior to their publication. For the fifteen days following the publication, the deeds or extracts of deeds will not be enforceable against third parties who prove that it was impossible for them to have had knowledge of the deeds or extracts of deeds within that time;

6.5.	there may be a lapse between the filing of a document and its actual publication on the RESA. Filings made with the Luxembourg Trade and Companies Register prior to the year 2000 are not available on its website. The results of our search on the website of the Luxembourg Trade and Companies Register is therefore limited to documents filed from the year 2000 onwards;

6.6.	the non-compliance by the Company with criminal laws, the provisions of the Commercial Code or the laws governing commercial companies including the requirement to file its annual accounts with the Luxembourg Trade and Companies Register may trigger the application of Article 1200-1 of the Companies Law according to which the District Court (Tribunal d’Arrondissement) dealing with commercial matters may, at the request of the Public Prosecutor (Procureur d’Etat), decide on the dissolution and order the liquidation of the non-complying Company;

6.7.	in the case of court proceedings in a Luxembourg court or the presentation of the Business Combination Documents – either directly or by way of reference – to an autorité constituée, such court or autorité constituée may require a translation to French, German or Luxembourgish of such document;

6.8.	the opinions set out in this Opinion are subject to all limitations by reason of national or foreign administration, bankruptcy, concordat préventif de la faillite, controlled management, fraudulent conveyance, general settlement with creditors, gestion contrôlée, faillite, insolvency, liquidation, moratorium, receivership, reorganisation, sursis de paiement, suspension of payment, voluntary arrangement with creditors, winding-up or similar orders or proceedings affecting the rights of creditors generally;

6.9.	the Notarial Deed shall be filed by the instrumenting notary with the Luxembourg Trade and Companies Register and shall be published in the RESA within one month from the date of the enactment of the Notarial Deed;

6.10.	if an individual or legal entity is considered de facto manager (“gérant de fait”) of a company in case the alleged de facto manager exercises effective and continuing control over the Company, takes positive acts purporting to bind such company (as opposed to mere veto or approval rights, advice, suggestions or recommendations), such individual or legal entity may be held liable as a legally appointed manager of the company;

6.11.	Luxembourg courts may decide that any legal or de facto manager (“gérant de fait”) of the Company (regardless of whether it is a natural or legal person), that has become liable of gross negligence having contributed to the bankruptcy of such company and in case the assets of such company do not allow full payment of all their creditors, may be held liable, individually or together, jointly and severally or not, for part or all the outstanding debts of such company (“action en comblement de passif”);

6.12.	Luxembourg courts may extend insolvency proceedings (“action en extension de faillite”) against any legal or de facto manager (“gérant de fait”) of the Company (regardless of whether it is a natural or legal person), that has:

(i)	conducted the Company’s business for its own personal benefit and masking its actions ; or

(ii)	used the assets of the Company as if it were its assets, or

(iii)	pursued in an abusive manner and in its own personal interest a loss-making activity that was inevitably leading to the cessation of payments of the Company; and

6.13.	Luxembourg courts may consolidate the assets of two companies in case such companies are actually managed like a single entity (“confusion de patrimoines”) and consider that these two companies represent a single legal entity for the purpose of the insolvency proceedings. The confusion de patrimoines evidences an extreme case of mismanagement and a negation of the concept of corporate body. Based on Luxembourg case law, such companies would not be considered forming a single entity to the extent they maintain independent activities as well as a separate accounting and assets/liabilities. The absence of any abnormal flows of funds between such companies would also be taken into account by Luxembourg courts in determining whether they have been managed as a single entity.

RELIANCE

7.	This Opinion is given on its date set out on page one. We have no obligation to update this Opinion or to inform any person of any changes in law or other matters coming to our knowledge and occurring after the date of this Opinion which may affect this Opinion in any respect.

8.	This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Ordinary Shares and Redeemable B Shares by the Company and the assumption of the Warrants by the Company. It may not be used, circulated, quoted, referred to or relied upon for any other purpose without our written consent in each instance. We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended. This Opinion is strictly limited to the matters stated in it.

9.	This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in Luxembourg and registered on the list V of lawyers of the Luxembourg bar association.

[remainder of the page intentionally left blank – signature page follows]

[signature page – Procaps Group, S.A.– Legal Opinion - Form F-4 Registration Statement - 17.08.2021]

Yours faithfully,

By and on behalf of Arendt & Medernach SA

/s/ Bob Calmes

Bob Calmes

Partner

APPENDIX A – DEFINITIONS

Articles of Association means the document listed under item 1 in appendix B.

Board of Directors means the board of directors of the Company to be appointed pursuant to the Shareholder Resolutions prior to Closing.

Business Combination means the business combination provided for in the Business Combination Agreement.

Business Combination Agreement means the document listed under item 9 in appendix B.

Business Combination Documents means the documents listed under items 8 to 11 in appendix B.

Commission means the United States Securities and Exchange Commission.

Company means Procaps Group, S.A., a société anonyme having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 253360.

Companies’ Law means the Luxembourg law of 10 August 1915 on commercial companies, as amended.

Contribution in Kind means a contribution in kind of the SPAC Ordinary Shares to be made by the SPAC Shareholders to the Company as a result of the Merger against issue of the Merger Consideration following a share capital increase realised by the Company under the authorised share capital (pursuant to the Delegate Decisions), pursuant to section 2.04 of the Business Combination Agreement.

CSSF means Commission de Surveillance du Secteur Financier.

Delegate Decisions means the document listed under item 6 in appendix B.

Deseja means Commonwealth Trust Company, as trustee of the Deseja Trust (a trust organized under the laws of the State of Delaware), registered under the laws of the State of Delaware, with registration number 0349830, and having its registered address at 29 Bancroft  Mills Road, Wilmington, New Castle, Delaware, United States of America.

Documents means the documents listed in appendix B.

Domiciliation Law means the Luxembourg law of 31 May 1999 governing the domiciliation of companies, as amended.

Excerpt means the document listed under item 2 in appendix B.

Exchange means the issuance of (i) Ordinary Shares to Hoche, Simphony, Sognatore, Deseja and IFC and (ii) Redeemable B Shares to IFC, in consideration for the contribution by the MaltaCo Shareholders of all their MaltaCo Shares to the Company, pursuant to sections 2.02 and 3.02(a)(i) of the Business Combination Agreement.

Hoche means Hoche Partners Pharma Holding S.A., a société anonyme having its registered office at 3A, Val Ste Croix, L-1371 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 206416.

Insolvency Regulation means the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

IFC means International Finance Corporation, an international organization established by Articles of Agreement among its member countries, having its business address at 2121 Pennsylvania Avenue, N.W., Washington, D.C. 20433, United States of America.

Luxembourg Law means the laws of the Grand Duchy of Luxembourg as they stand as at (a) the date of this Opinion as such laws are currently interpreted in published case law (except if published within the last thirty days) of the courts of the Grand Duchy of Luxembourg or, (b) to the extent this Opinion concerns documents signed prior to that date, the date of their signature and during the period ending on the date of this Opinion.

Luxembourg Trade and Companies Register means Registre de Commerce et des Sociétés de Luxembourg.

MaltaCo means Crynssen Pharma Group Limited, a private limited liability company registered and incorporated under the laws of Malta and, particularly, the Companies Act Cap. 386 with company registration number C 59671.

MaltaCo Shares means the ordinary shares with a nominal value of USD 1.00 per share held by Hoche, Simphony, Sognatore, Deseja and IFC, together representing the entire share capital of MaltaCo on a fully diluted basis.

MaltaCo Shareholders means Simphony, Sognatore, Deseja, Hoche and IFC.

Merger means the merger pursuant to the laws of the Cayman Islands and in accordance with the terms of the Business Combination Agreement and the Merger Plan between Ozlem Limited as absorbed company and the SPAC as absorbing company and surviving entity on the Merger Effective Time and pursuant to which all SPAC Ordinary Shares will be contributed in kind to the Company and in exchange for which the Company shall issue Ordinary Shares on the Merger Effective Time and as a result of which the SPAC will become a wholly-owned subsidiary of the Company.

Merger Plan means the merger plan in respect of the Merger to be adopted on or before the Closing Date.

Non-Registration Certificate means the document listed under item 3 in appendix B.

Notarial Deed means the document listed under item 7 in appendix B.

Opinion means this legal opinion including the appendices.

Ordinary Shares means, as applicable, (i) the ordinary shares with a nominal value of USD 0.01 to be issued by the Company in exchange for and in the context of the Contribution in Kind, (ii) the ordinary shares with a nominal value of USD 0.01 to be issued by the Company in the context of the Exchange and (iii) the ordinary shares with a nominal value of USD 0.01 to be issued by the Company upon exercise of a Warrant.

Subscription Agreements means the contracts executed by the PIPE Investors on 31 March 2021 in connection with the PIPE Investment, each as amended, modified or supplemented from time to time.

Subscription Forms means the document listed under item 12 in appendix B.

Private Warrants means 3,375,000 warrants to purchase SPAC Ordinary Shares in a private placement in connection with the IPO.

Public Warrants means 20,000,000 warrants issued by the SPAC as part of a SPAC Unit in the IPO.

Redeemable B Shares means the 6,000,000 redeemable B shares with a nominal value of USD 0.01 to be issued by the Company to IFC in the context of the Exchange.

Registration Statement means the Registration Statement on Form F-4, Registration No. 333-257222, initially filed by the Company with the Commission on June 21, 2021, as amended.

RESA means Recueil électronique des sociétés et associations, the central electronic platform of the Grand Duchy of Luxembourg.

Resolutions 1 means the document listed under item 4 in appendix B.

Resolutions 2 means the document listed under item 5 in appendix B.

Resolutions collectively means the Resolutions 1 and the Resolutions 2.

Shareholder Resolutions means document listed under item 13 in appendix B.

Simphony means Commonwealth Trust Company, as trustee of the Simphony Trust (a trust organized under the laws of the State of Delaware), registered under the laws of the State of Delaware, with registration number 0349830, and having its registered address at 29 Bancroft Mills Road, Wilmington, New Castle, Delaware, United States of America.

Sognatore means Caoton Company S.A., as trustee of the Sognatore Trust (a trust organized under the laws of New Zealand), registered under the laws of Uruguay, registered with the Uruguayan Registro Nacional de Comercio (National Trade Register) with registration number 217964000013, and having its registered office at Oficina 503A-02, Edificio Quantom (500), Ruta 8km, 17,500, Zonamerica, Uruguay;SPAC means Union Acquisition Corp. II, an exempted company incorporated under the laws of the Cayman Islands with registration number 345887.

SPAC Ordinary Shares means all ordinary shares of the SPAC with a par value USD 0.0001 per share.

SPAC Shareholders means the holders of SPAC Ordinary Shares and SPAC Warrants.

SPAC Warrants means warrants to purchase SPAC Ordinary Shares as contemplated under the SPAC Warrant Agreement, with each warrant exercisable for the number of SPAC Ordinary Shares stated in the applicable SPAC Warrant at an exercise price per SPAC ordinary Share of USD 11.50.

SPAC Warrant Agreement means the document listed under item 10 in appendix B.

SPAC Warrant Amendment has the meaning ascribed to in item 11 in appendix B.

SPAC Warrant Amendment Agreement means the document listed under item 11 in appendix B.

Warrants means the issued and outstanding Private Warrants and the Public Warrants which will become, on the Merger Effective Time, no longer exercisable for SPAC Ordinary Shares but instead will become exercisable (subject to the terms and conditions of the SPAC Warrant Amendment) for Ordinary Shares.

APPENDIX B – DOCUMENTS

1.	A copy of the articles of incorporation of the Company dated 29 March 2021 and of the draft extraordinary general meeting of shareholders of the Company restating the articles of association.

2.	An electronic excerpt dated 17 August 2021 from the Luxembourg Trade and Companies’ Register relating to the Company.

3.	An electronic certificate of non-registration of a judicial decision (certificat de non-inscription d’une décision judiciaire) dated 17 August 2021 and issued in electronic form by the Luxembourg Trade and Companies Register in respect of the Company.

4.	An e-mailed copy of an executed version of the written resolutions of the sole director of the Company dated 31 March 2021 approving inter alia the Business Combination, the issuance of Ordinary Shares and Redeemable B Shares (as applicable) and the entering by the Company into the Business Combination Agreement (including the SPAC Warrant Amendment), sent to us by Maria Walker, Greenberg Traurig. P.A., Miami, on 31 March 2021.

5.	A draft of the minutes of the meeting of the Board of Directors approving inter alia (i) the issuance by a delegate of the Board of Directors, on the Closing Date and conditional on Closing, of (a) Ordinary Shares and the assignment and assumption of the Warrants following the Contribution in Kind and (b) Ordinary Shares and Redeemable B Shares (as applicable) in the context of the Exchange, both under the authorized share capital of the Company and pursuant to the Delegate Decisions, and the Business Combination Agreement and ancillary documents thereto (including the SPAC Warrant Amendment Agreement), as well as (ii) the redemption of all 4,000,000 Redeemable A Shares and all 6,000,000 Redeemable B Shares.

6.	A draft of confirmations by a delegate of the Board of Directors pursuant to the Resolutions regarding (i) the issuance of (a) Ordinary Shares and the assignment and assumption of the Warrants following the Contribution in Kind and (b) Ordinary Shares and Redeemable B Shares (as applicable) in the context of the Exchange, both under the authorized share capital of the Company, as well as (ii) the redemption of all 4,000,000 Redeemable A Shares and all 6,000,000 Redeemable B Shares.

7.	A draft of the notarial acknowledgement (acte de constat d’augmentation de capital) recording the issuance of the Ordinary Shares in the context of the Contribution in Kind and the issuance of Ordinary Shares and Redeemable B Shares in the context of the Exchange.

8.	A copy of the Registration Statement on Amendment No. 2 to Form F-4 Registration No. 333-257222, filed with the Commission under the U.S. Securities Act of 1933, as amended, on 17 August 2021.

9.	A scanned copy of an executed version of the business combination agreement governed by the laws of the State of New York dated 31 March 2021 and entered into between, among others, the Company, the SPAC, MaltaCo and Ozlem Limited, sent to us by Greenberg Traurig P.A., Miami, on 1 April 2021.

10.	A copy of the executed warrant agreement governed by the laws of the State of New York dated 17 October 2019 entered into between, among others, the SPAC as company and Continental Stock Transfer & Trust Company as warrant agent published on the following website: https://www.sec.gov/Archives/edgar/data/1766146/000121390019020703/f8k1019ex4-1_unionacq2.htm

11.	A form of assignment, assumption and amendment agreement governed by the laws of the State of New York between, among others, the Company, the SPAC and Continental Stock Transfer & Trust Company, as warrant agent, to amend the terms of the Warrants (the “SPAC Warrant Amendment”) and in particular amend and assume the SPAC’s obligations under the SPAC Warrant Agreement so that each SPAC Warrant entitling the holder to purchase one SPAC Ordinary Share (as contemplated under the SPAC Warrant Agreement), at an exercise price of USD 11.50 per SPAC Ordinary Share shall cease to represent a right to acquire one SPAC Ordinary Share and shall be converted in accordance with the terms of such SPAC Warrant Agreement, at the Merger Effective Time, into a right to acquire one Ordinary Share on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the SPAC Warrant Agreement (but with such changes as introduced by the SPAC Warrant Amendment), as attached to the Business Combination Agreement in Exhibit E.

12.	Draft subscription forms to be executed prior to Closing by (i) Cede & Co., acting as nominee of the Depository Trust Company on behalf of (a) the shareholders of the SPAC holding publicly traded shares in the SPAC and (b) the PIPE Investors, (ii) the Initial Shareholders and (iii) each of the MaltaCo Shareholders.

13.	A draft of the written resolutions of MaltaCo in its capacity as current the sole shareholder of the Company inter alia appointing new directors of the Company to be adopted prior to Closing.